EXHIBIT 3.1

[Filed in the office of the Secretary of State of Nevada on March 31, 2017 at 2:45 p.m.; Document No. 20170143087-23]

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF MMEX RESOURCES CORPORATION

MMEX RESOURCES CORPORATION (hereinafter the “Corporation”), a Nevada corporation organized and existing under and by virtue of the State of Nevada, does hereby certify that:

1. The original Articles of Incorporation of the Corporation was filed with the Secretary of State of the State of Nevada on May 19, 2005 as Inkie Entertainment Group, Inc. On April 6, 2016, the Corporation amended its Articles of Incorporation to, among other matters, change the corporate name to MMEX Resources Corporation.

2. This Amended and Restated Articles of Incorporation has been duly adopted in accordance with the provisions of the laws of the State of Nevada (“Nevada Law”) by the Board of Directors and shareholders of the Corporation.

3. The Articles of Incorporation are hereby amended and restated to read as herein set forth in full:

ARTICLE I

NAME

The name of the Corporation shall be MMEX Resources Corporation.

ARTICLE II

PERIOD OF DURATION

The Corporation shall exist in perpetuity, from and after the date of filing these Articles of Incorporation with the Secretary of State of the State of Nevada unless dissolved according to law.

ARTICLE III

PURPOSES AND POWERS

1. Purposes. Except as restricted by these Articles of Incorporation, the Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the Nevada Business Corporation Act.

2. General Powers. Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the Nevada Law.

3. Issuance of Shares. The board of directors of the Corporation may divide and issue any class of stock of the Corporation in series pursuant to a resolution properly filed with the Secretary of State of the State of Nevada.

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ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is Five Billion and Ten Million (5,010,000,000) shares, which shall consist of (i) Five Billion (5,000,000,000) shares of common stock, par value $0.001 per share (the "Common Stock"), and (ii) Ten Million (10,000,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class or series of capital stock of the Corporation, shall be as provided in this Article IV.

A. PREFERRED STOCK.

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. The designations, powers, preferences and relative, optional, conversion and other special rights, and the qualifications, limitations and restrictions thereof, of Preferred Stock of each class or series shall be such as are stated and expressed herein and, to the extent not stated and expressed herein, shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such class or series. Such resolution or resolutions shall (a) specify the class or series to which such Preferred Stock shall belong, (b) fix the dividend rate therefor, (c) fix the amount which the holders of Preferred Stock of such class or series shall be entitled to be paid in the event of a voluntary liquidation, dissolution or winding up of the Corporation, (d) state whether or not Preferred Stock of such class or series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption, (e) fix the voting powers of the holders of Preferred Stock of such class or series, whether full or limited, or without voting powers, but in no event shall the holders of Preferred Stock of such class or series be entitled to more than one vote for each share held at all meetings of the stockholders of the Corporation; and may, in a manner not inconsistent with the provisions of this Article 4, (i) limit the number of shares of such class or series which may be issued, (ii) provide for a sinking or purchase fund for the redemption or purchase of shares of such class or series and the terms and provisions governing the operation of any such fund and the status as to reissuance of shares of Preferred Stock purchased or otherwise reacquired or redeemed or retired through the operation thereof, (iii) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issue of additional Preferred Stock or other capital stock ranking equally therewith or prior thereto as to dividends or distribution of assets on liquidation, and (iv) grant such other special rights to the holders of Preferred Stock of such class or series as the Board of Directors may determine and which are not inconsistent with the provisions of this Article 4. The term "fix for such class or series" and similar terms shall mean stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of the class or series referred to therein. No further action or vote of the stockholders shall be required for any action taken by the Board of Directors pursuant to this Article 4.

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B. COMMON STOCK

1. Designation. An aggregate of Three Billion (3,000,000,000) shares of the authorized Common Stock shall be designated as Class A Common Stock, and Two Billion (2,000,000,000) shares of the authorized Common Stock shall be designated as Class B Common Stock. All issued shares of Common Stock, whether outstanding on the date hereof or issued hereinafter, shall be designated as Class A Common Stock, except that all shares issued or to be issued by the Corporation to Maple Resources Corporation or its affiliates in connection with the transactions contemplated by that certain Stock Purchase Agreement, dated March 4, 2017 shall be designated as Class B Common Stock. Notwithstanding the foregoing, each share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock upon the earlier of (i) the surrender to the Corporation by the holder thereof of such share of Class B Common Stock for voluntary conversion or (ii) the transfer or sale of such share of Class B Common Stock to any person other than Maple Resources Corporation, Jack W. Hanks, BNL Family Trust or one of their respective affiliates.

2. Voting. The holder of each share of Class A Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of Class B Common Stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote. The holder of each share of Class B Common Stock shall be entitled to ten votes for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of Class A Common Stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote.

3. Except as set forth above, the rights of the holders of Class A Common Stock and Class B Common Stock shall be identical.

ARTICLE VI

TRANSACTIONS WITH INTERESTED DIRECTORS OR OFFICERS

No contract or other transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any corporation, firm or association in which one or more of its directors or officers are directors or officers or are financially interested, shall be either void or voidable solely because of such relationship or interest or solely because such director or officer is present at the meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction or solely because their votes are counted for such purpose, if:

(i) The fact of such relationship or interest is disclosed or known to the board of directors or committee and noted in the minutes, and the board or committee authorizes, approves, or ratifies the contract or transaction in good faith by a vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or

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(ii) The fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction in good faith by a majority vote or written consent. The votes of the common or interested directors or officers must be counted in any such vote of stockholders; or

(iii) The fact of such relationship or interest is not disclosed or known to the director or officer at the time the transaction is brought before the board of directors of the corporation for action; or

(iv) The contract or transaction is fair and reasonable as to the Corporation at the time it is authorized or approved.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or a committee thereof which authorizes, approves, or ratifies such contract or transaction, and if the votes of the common or interested directors are not counted at the meeting, then a majority of the disinterested directors may authorize, approve or ratify the contract or transaction.

ARTICLE VII

INDEMNIFICATION

The Corporation is authorized to provide indemnification of its directors, officers, employees and agents; whether by bylaw, agreement, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification expressly permitted by Nevada Law for breach of duty to the Corporation and its shareholders, subject only to the applicable limits upon such indemnification as set forth in the Nevada Law. Any repeal or modification of this Article VII or Article XI shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

ARTICLE VIII

ADOPTION AND AMENDMENT OF BYLAWS

The Bylaws of the Corporation shall be adopted by its board of directors. Subject to repeal or change by action of the shareholders, the power to alter, amend or repeal the Bylaws or adopt new Bylaws shall be vested in the board of directors. The Bylaws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

ARTICLE IX

RESIDENT AGENT

The name of the Corporation's resident agent and the street address in Clark County, Nevada for such resident agent where process may be served are VCorp Services, LLC, 1645 Village Center Circle, Suite 170, Las Vegas, Nevada 89134. The resident agent may be changed in the manner permitted by law.

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ARTICLE X

BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed by the Bylaws of the Corporation, and the number of directors of the Corporation may be changed from time to time by consent of the Corporation's directors. The initial board of directors of the Corporation shall consist of two (2) directors. The names and addresses of the people who shall serve as directors until the first annual meeting of shareholders and/or until their successors are elected and shall qualify are:

Jack W. Hanks

3616 Far West Blvd., #117-321

Austin, Texas 78731

Bruce N. Lemons

3616 Far West Blvd., #117-321

Austin, Texas 78731

ARTICLE XI

LIMITATION OF LIABILITY OF DIRECTORS AND OFFICERS TO CORPORATION AND SHAREHOLDERS

No director or officer shall be liable to the Corporation or any shareholder for damages for breach of fiduciary duty as a director or officer, except for any matter in respect of which such director or officer (a) shall be liable under the Nevada Law or any amendment thereto or successor provision thereto; or (b) shall have acted or failed to act in a manner involving intentional misconduct, fraud or a knowing violation of law. Neither the amendment nor repeal of this Article, nor the adoption of any provision in the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring prior to such amendment, repeal or adoption of an inconsistent provision. This Article shall apply to the full extent now permitted by the Nevada Law or as may be permitted in the future by changes or enactments in Nevada Law.

4. The date of the adoption of the amended and restated Articles of Incorporation by the Board of Directors is March 7, 2017. On such date, such amended and restated Articles of Incorporation was duly adopted by the written consent of the holders of 1,500,000,000 shares of the 2,436,923,522 total number of issued and shares of capital stock of the Corporation, constituting 61.55% of such outstanding shares.

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IN WITNESS WHEREOF, MMEX Resources Corporation has authorized this Amended and Restated Articles of Incorporation to be signed by Jack W. Hanks, Chief Executive Officer, as of this March 31, 2017.

By:	/s/ Jack W. Hanks
Jack W. Hanks
Chief Executive Officer

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